SEAL FLEET, INC.
                               3305 Avenue S
                          Galveston, Texas 77550

                              (409) 763-8878

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON JUNE 13, 1995


The Annual Meeting of Shareholders of Seal Fleet, Inc. ("Company") will be held in the offices of the Company at 3305 Avenue S, Galveston, Texas 77550, on June 13, 1995 at 10:00 A.M., Galveston time for the following purposes:


1 To elect as directors the seven (7) persons listed in the Proxy Statement dated June 13, 1995.

2   To ratify appointment of Pannell Kerr Forster of Texas, P.C.
    as independent auditors for the Company for the 1995 fiscal year.

3 To act upon any other matters properly coming before the meeting or any adjournment thereof.


Holders of common stock at the close of business on April 27, 1995 will be entitled to vote at the meeting and any adjournment thereof as set forth in the accompanying Proxy Statement.


                             By order of the Board of Directors

May 15, 1995                 Ann McLeod Moody
Galveston, Texas             Corporate Secretary




In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. You mayrevoke your proxy at any time prior to its use at the Annual
Meeting by giving written notice of revocation, by signing and delivering to the Secretary of the Company a proxy bearing a later date or by personally voting at the meeting.

                              PROXY STATEMENT
                      Annual Meeting of Shareholders
                               June 13, 1995


The accompanying Form of Proxy is being solicited on behalf of the Board of Directors of Seal Fleet, Inc. (hereinafter sometimes
referred to as "Company" or "Seal Fleet").   The meeting will be
held in the Company's offices at 3305 Avenue S, Galveston, Texas at 10:00 A.M. on June 13, 1995. Only shareholders of record as of the close of business on April 27, 1995 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. This Proxy Statement is being mailed on or about May 15, 1995.

Seal Fleet, Inc. has outstanding two classes of stock, class A voting common stock, par value $0.10 per share ("Class A Stock"), and class B voting common stock, par value $0.10 per share ("Class B Stock"). The holders of the Class B Stock are entitled to elect a simple majority of the Company's directors, and the holders of Class A Stock are entitled to elect the remaining directors. In addition, the holders of each of the two classes of stock are entitled to vote as a separate class on certain other matters. On the Record Date, there were outstanding 1,984,627 shares of Class A Stock and 50,000 shares of Class B Stock. Each shareholder will be entitled to one vote for each share of stock owned. There are no cumulative voting rights.

The cost of the solicitation will be borne by the Company.
Solicitation of proxies will be primarily by mail, but proxies may also be solicited personally, by telephone or fax by officers, directors and regular employees of the Company. The Company will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs. All properly signed and submitted proxies will be voted. Where a choice has been specified by the shareholder as provided on the proxy, the proxy will be voted (or withheld) in accordance with such specification. If a proxy does not specify otherwise, it will be voted FOR the election of management's slate of directors. See "Election of Directors". Any shareholder giving a proxy may revoke it at any time prior to its use at the meeting by giving the Company written notice of the revocation, by signing and delivering to the Secretary of the Company a proxy bearing a later date or by personally voting at the meeting.

Accordingly, the persons nominated as "Class A Directors" will be elected if they receive the affirmative vote of a majority of the outstanding shares of Class A Stock represented at the meeting in person or by proxy. The persons nominated as "Class B Directors" likewise will be elected if they receive the affirmative vote of a majority of the outstanding shares of Class B Stock represented at the meeting in person or by proxy. A representative of the Company's transfer agent will be present and will tabulate the votes.

                            SECURITY OWNERSHIP

The following table provides information as of the Record Date with respect to ownership by management, nominees for director and by any person who is known by the Company to be the beneficial owner of more than five percent of the outstanding Class A Stock or Class B Stock:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT(1)
           Name and                   Amount and
Title      Address of                 Nature of            Percent
 of        Beneficial                 Beneficial           of
Class      Owner(2)(3)                Ownership            Class

A Common   John W. Bissell           16,250                (5)
A Common   Trinidad C. Salinas        6,775                (5)
A Common   Carl H. Haglund           11,960                (5)
A Common   Louis E. Pauls, Jr.        7,000                (5)
A Common   Gerald J. Smith              205                (5)
A Common   Harold C. MacDonald          100                (5)
A Common   Robert L. Moody, Jr.(2)                         (6)
A Common   Russell S. Moody (2)                            (6)
A Common   Walter Carucci           126,417                 5
A Common   Three R Trusts(2)        212,655                11
B Common   Three R Trusts(2)         50,000               100

A Common   All officers and          42,290                (5)
           directors as a                                  (6)
           group (8 persons)

(1) All of the above shares are presently owned by the beneficial owner thereof.

(2) Each of the four Three R Trusts (the "Trusts") owns an equal number of shares of Class A Stock and Class B Stock. The respective beneficiaries of the Trusts are Robert L. Moody, Jr., Russell S. Moody, Ross R. Moody and Frances Anne Moody, who are children of Robert L. Moody, settlor of the Trusts. The trustee of each Trust is Irwin M. Herz, Jr. The address of the Trusts and of the trustee is c/o Greer, Herz & Adams, L.L.P., 18th Floor, One Moody Plaza, Galveston, Texas 77550. The Company has been advised that the trustee has sole power to vote and to make investment decisions regarding all the shares owned by the Trusts. The Trusts and/or the trustee may be deemed to be control persons of the Company under the rules of the Securities and Exchange Commission.

(3)   Address of officers and directors is P. O. Box 1168, Galveston,
Texas 77553.

(4) The Company has been advised that each of its officers and directors (except as stated in notes (2) and (6) has sole power to vote and to make investment decisions regarding the shares beneficially owned by him or her.

(5)   Less than five percent.

(6)   Does not include shares owned by the Three R Trusts.

The Company is not aware of any contractual arrangement whose operation may at a subsequent date result in a change in control of the Company.


                          ELECTION OF DIRECTORS

The authorized number of directors is seven. Each director will hold office until the next meeting of shareholders for the election of directors and until his successor is elected and qualifies unless he sooner resigns or is removed as provided in the bylaws. The holders of Class B Stock are entitled to nominate and elect a simple majority of the Board of Directors (four members), and the holders of Class A Stock are entitled to nominate and elect the remainder of the Board of Directors (three members).

The persons named as proxies in the enclosed Form of Proxy have been designated by management and intend to vote the shares of Class A Stock represented by each proxy for the nomination and election to the Board of Directors of those persons named below as nominees for Class A Directors, unless authority to vote for such a director is withheld on such proxy.

It is understood that the outstanding shares of Class B Stock will be voted, directly or by proxy, for the persons named below as nominees for Class B Directors.

Although management has no reason to believe that any of the Class A Director nominees will be unable or unwilling to serve, if any such nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. Certain information concerning the nominees is provided below.

                      NOMINEES FOR CLASS A DIRECTORS


JOHN W. BISSELL                                Director since 1981
League City, Texas                             Age 66


Mr. Bissell, for the past five years, has been Chairman of the Board, President and Chief Executive Officer of Seal Fleet, Inc. He has served as director of the Company since 1981, and before then, he served in other executive and management positions for the Company since 1975. Mr. Bissell also serves as a member of the Executive Committee of the Company.


HAROLD C. MACDONALD                            Director since 1981
Houston, Texas                                 Age 61

Mr. MacDonald, for the past five years, has been Comptroller of The Moody Foundation, a charitable foundation based in Galveston, Texas. Mr. MacDonald has served as director of the Company since 1981. He is a member of the Executive Committee and Audit Committee of the Company.


GERALD J. SMITH                                Director since 1980
Galveston, Texas                               Age 60

Mr. Smith, for the past five years, has been Program Officer of The Moody Foundation, a charitable foundation based in Galveston, Texas. Mr. Smith has served as Director of the Company since 1980. He is a member of the Audit Committee of the Company.



                      NOMINEES FOR CLASS B DIRECTORS

ANN MCLEOD MOODY                               Director since 1975
Galveston, Texas                               Age 57

Mrs. Moody has served as Corporate Secretary and Director of the Company since 1975. Mrs. Moody is a member of the Executive Committee of the Company.


ROBERT L. MOODY, JR.                           Director since 1980
Galveston, Texas                               Age 35

Mr. Moody, Jr., for the past five years, has been President of Moody Insurance Group. He has served as Director of the Company since 1980. Mr. Moody is a member of the Audit Committee of the Company.

LOUIS E. PAULS, JR.                            Director since 1970
Galveston, Texas                               Age 59

Mr. Pauls, for the past five years, has been President of Louis Pauls & Associates, an Investment Brokers firm based in Galveston. Mr. Pauls has served as Director of the Company since 1970. He also serves as director of National Western Life Insurance Company. Mr. Pauls is a member of the Audit Committee of the Company.


RUSSELL S. MOODY                               Director since 1982
Austin, Texas                                  Age 34

Russell S. Moody has served as Director of the Company since 1982. He also serves as director of American National Insurance Company.


Ann McLeod Moody is the wife, and Robert L. Moody, Jr. and Russell S. Moody are sons, of Robert L. Moody, settlor of the Three R Trusts. There is no other relationship by birth or marriage among the directors or executive officers.

Robert L. Moody is an officer and director of National Western Life Insurance Company, American National Insurance Company and Moody
National Bank and he and his son, Ross Moody, and his mother are the three trustees of The Moody Foundation.

Russell S. Moody suffered a serious automobile accident in 1980, which resulted in his confinement in a hospital for more than a year. After the accident, his father, Robert L. Moody was appointed his guardian. This guardianship is still in effect.

To the best knowledge of the Company, no other director of the Company is a director of any other company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered under the Investment Company Act of 1940.

                    INFORMATION ABOUT EXECUTIVE OFFICERS

Executive Officers

The following sets forth certain information with respect to Seal
Fleet's present executive officers.  All executive officers are elected to terms which expire at the organizational meeting of the Board of
Directors which next follows the Annual Meeting of Shareholders.
                                                Years of   Officer
Name                 Position          Age      Service    Since

John W. Bissell      Chairman,          66         20       1981
                     President
                     and CEO

Carl H. Haglund      Executive Vice     51         24       1991
                     President

Trinidad Salinas     Vice President,    54         18       1981
                     Treasurer
                     and Assistant
                     Secretary

Ann McLeod Moody     Secretary          57         20       1975

All of the above executive officers have been employed by Seal Fleet in management positions for more than five years. Carl Haglund has been employed with the Company in management positions since 1971.

Mr. Bissell, Ms. Salinas, and Mr. Haglund devote their full working time to the Company. Information as to the Company's arrangements with Ann McLeod Moody is provided under "Certain Transactions."


Meetings and Committees of the Board of Directors

The Board of Directors of the Company held five meetings during 1994. All directors attended 90% of the aggregate number of meetings of the Board of Directors, except Russell S. Moody. Mr. Moody did not attend any meetings during 1994. The Board of Directors have two standing committees which facilitate carrying out its responsibilities.

The Executive Committee which consists of Mrs. Moody and Messrs.
Bissell and MacDonald met once during 1994. The Executive Committee is empowered to exercise in the intervals between the meetings of the Board of Directors the powers of the Board in the management of the business and affairs of the Company.

The Audit Committee which consists of Messrs. Pauls, MacDonald, Smith and Moody, Jr. met five times during 1994. The Audit Committee is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company, to review accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate.

The Board of Directors has no nominating or compensation committee.

                        SUMMARY COMPENSATION TABLE

Name and                                                   Other
Principal                                                  Annual
Position                           Year        Salary      Compensation
John W. Bissell, Chairman          1994      $ 88,000      $ 10,000
President and CEO                  1993        80,000        12,000
                                   1992        81,000        15,000


Ralph McIngvale                    1994        717,000           -0-
Vice President, Sales              1993        771,000           -0-
                                   1992        125,000           -0-

Directors are compensated at the rate of $353 for regular meetings and $177 for each special meeting which they attend and are also reimbursed for expenses. Mr. Bissell received director's fees of $2,000 in 1994, 1993 and 1992.

Other Annual Compensation for Mr. Bissell includes the cost and operating expense of an automobile which totaled to $11,000, $12,000 and $15,000 in 1994, 1993 and 1992, respectively.


                           CERTAIN TRANSACTIONS

The following paragraphs describe certain transactions or relationships between the Company and its officers, directors and certain related parties which occurred or have continued since January 1, 1994.

A subsidiary of the Company has a management consulting agreement with Robert L. Moody. Under such agreement an annual fee of $33,000 and $54,000 was paid in 1994 and 1993, respectively. The agreement also provides that the Company will indemnify Mr. Moody against liabilities incurred by him under such agreement.

Ann McLeod Moody (Robert L. Moody's wife) is Corporate Secretary of the Company and is paid an annual salary of $16,000. Her duties as Corporate Secretary require only a minor portion of her time. Mrs. Moody is also a director of the Company and in such capacity receives the same fees as other directors.

Irwin M. Herz, Jr., trustee of the Three R Trusts, is a member of the law firm which serves as the Company's general legal counsel. Such firm provided legal services for which it accrued and received approximately $1,000 during 1994.

The Company's offices occupy a steel and masonry building on a 29,000 square foot tract of land owned by a partnership of which one member is Robert L. Moody. The Company's lease expires in 1996, provides a minimum monthly rental of $1,655 ($20,000 per year, which is the amount paid in 1994) and gives the Company the option to extend the lease for four additional five year periods at lower rental rates. The Company pays all repair costs, insurance and taxes. The Company believes that the terms of this lease are as favorable as those which it could reasonably expect to obtain from an unaffiliated party.

The Company manages and operates various ships owned by the Three R Trusts. The Company earns fees based on 6% of the ships' revenues. Fees earned on the Three R Trusts' ships totaled $249,000 and $264,000 during 1994 and 1993, respectively.

On behalf of the related parties, the Company collects revenues and pays expenses for the management of these ships. This activity resulted in a receivable from the Three R Trusts of $1,771,000 at December 31, 1994 and a payable to the Three R Trusts of $1,037,000 at December 31, 1993.

The Company has a note payable to the Three R Trusts, face amount of $5,825,000, stated interest at 7%, collateralized by the common stock of six subsidiaries of the Company. The note was originally discounted $1,330,000 using an imputed rate of 10%. This discount was fully amortized in 1989. Principal payments were due in two equal installments on December 27, 1990 and 1991. The Company was unable to make these principal payments to the Three R Trusts putting the Company in default. In 1993, the Company made a principal payment of $100,000. The Three R Trusts have not called the note and orally have granted an indefinite extension. The entire balance is classified as current at December 31, 1994 and 1993.

During each of the years 1986 through 1989, the Company paid one-half the interest due to the Three R Trusts during the year and gave a promissory note for the remainder totaling $208,000 per year. The total of these notes is $829,000, and they were due on December 27, 1991. Interest expense on all these notes was $498,000 in 1994 and 1993.
            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Pannell Kerr Forster of Texas, P.C. to serve as independent auditors of the Company for the fiscal year ended December 31, 1995, subject to ratification of this appointment by the shareholders of the Company. Management is not aware of direct or indirect financial interest or any other connections Pannell Kerr Forster may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting of Shareholders. If the shareholders should not ratify the appointment of Pannell Kerr Forster of Texas, P.C., the Board of Directors will reconsider the appointment.

One or more representatives of the auditing firm of Pannell Kerr
Forster of Texas will be present at this year's Annual Meeting of Shareholders. They will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.


                     THE TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors has no knowledge of any other business which will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.


                         PROPOSALS BY SHAREHOLDERS

Shareholders who wish to present proposals at the 1996 annual meeting of shareholders and to have proposals described in the Company's proxy materials must submit their proposals to the Company not later than March 15, 1996.




May 15, 1995                               Ann McLeod Moody
Galveston, Texas                           Secretary



MANAGEMENT WILL, UPON REQUEST, FURNISH WITHOUT COST TO INTERESTED SECURITY HOLDERS A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR 1994. YOU MAY REQUEST A COPY OF THIS REPORT BY WRITING SUSAN DONCHECZ, SEAL FLEET, INC., P. O. BOX 1168, GALVESTON, TEXAS 77553, OR BY TELEPHONING MS. DONCHECZ AT (409) 763-8878.